UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

December 3, 2024
Date of Report (date of earliest event reported)

LISATA THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33650	22-2343568
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 Allen Road, Second Floor, Basking Ridge, NJ 07920
(Address of Principal Executive Offices)(ZipCode)
(908) 842-0100
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LSTA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01    Entry into a Material Definitive Agreement.
Exclusive License and Collaboration Agreement
On November 30, 2024, Lisata Therapeutics, Inc. (the “Company”) entered into an exclusive license and collaboration agreement (the “License and Collaboration Agreement” or the “Agreement”) with Kuva Labs, Inc. a wholly-owned subsidiary of Mi2 Holdings, LLC (“Kuva”), pursuant to which the Company granted a worldwide royalty bearing exclusive license (the “Exclusive License”) for the development and commercialization of certepetide (the “Licensed Products”) and a worldwide non-exclusive license (the “Non-Exclusive License”, and together with the Exclusive License, the “Licenses”) to develop and commercialize the Licensed Products using the know-how of the Sanford Burnham Prebys Medical Discovery Institute (“SBP”, and such know-how the “Licensed SBP Patents”) previously granted to the Company pursuant to a license agreement by and between the Company and SBP (the “SBP License Agreement”). Under the Agreement, Kuva will assume full responsibility for research, development, and commercialization costs, while the Company will be responsible for supplying certepetide pursuant to a Clinical Supply Agreement for clinical use and pursuant to a Commercial Supply Agreement to be entered into by the parties after regulatory approval of a Licensed Product. The strategic partnership between the Company and Kuva is expected to explore the synergistic potential of Lisata's novel iRGD cyclic peptide certepetide as a targeting and delivery agent for Kuva’s NanoMark™ imaging technology in solid tumors.
In consideration of the rights and Licenses under the License and Collaboration Agreement, Kuva agreed to, in the aggregate, (i) pay an upfront cash license fee of $1.0 million within twelve (12) months of the date of the Agreement, payable in four (4) installments as set forth in the Agreement, (ii) pay development milestone payments of up to $1.5 million upon the achievement of specified regulatory milestones as set forth in the Agreement, (iii) pay commercial milestone payments of up to $17.5 million upon the achievement of specified commercial and net sales milestones as set forth in the Agreement, (iv) pay a flat-rate five (5.0%) percent royalty based upon a percentage of net sales of Licensed Products, subject to specified reductions as set forth in the Agreement, and (v) pay a portion of any sublicense consideration received from the grant of any sublicense or similar rights under any of the rights or licenses granted to Kuva under the Agreement. The Agreement will remain in effect until it expires on a product-by-product and country-by-country basis at the end of the royalty term. The Company and Kuva each have the right to terminate the Agreement in its entirety for insolvency of the other party, and in its entirety or on a product-by-product or region-by-region basis for material breach by the other party. Kuva may also terminate the Agreement in its entirety at any time by giving the Company at least sixty (60) days prior written notice. In the event of the termination of the SBP License Agreement, the license of the licensed SBP know-how and Licensed SBP Patents will be terminated unless Kuva elects to continue such license by giving written notice to SBP of Kuva's election and agreement to assume with respect to SBP all of the obligations (including obligations for payment) of the Company contained in the SBP License Agreement.
The foregoing description of the License and Collaboration Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the License and Collaboration Agreement, which the Company intends to file as an exhibit to its Annual Report on Form 10-K for the fiscal year ending December 31, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LISATA THERAPEUTICS, INC.

By: /s/ David J. Mazzo
Name: David J. Mazzo, PhD
Title: President and Chief Executive Officer
Dated: December 3, 2024